Exhibit 99.1

Keith Jensen Joins Avidbank Holdings, Inc. Board of Directors

SAN JOSE, CA / ACCESS Newswire / March 11, 2026 / Avidbank Holdings, Inc. (NASDAQ:AVBH), the holding company for Avidbank, a state-chartered bank, is pleased to announce that Keith Jensen has joined the Board of Directors. Mr. Jensen is a four-decade veteran of corporate finance and is a seasoned public and private company CFO with extensive experience in the technology sector.

Mr. Jensen has a proven track record of driving profitability and growth in organizations ranging from VC-backed startups to enterprises exceeding $5 Billion in revenue with his most recent experience being Chief Financial Officer with Fortinet, a world leader in cyber security.

Mr. Jensen's expertise spans corporate governance, regulatory compliance, and strategic capital raising, having completed numerous equity and debt financing rounds. He is highly skilled in multinational operations, including global IT, tax, and manufacturing and has successfully integrated multiple acquisitions while implementing robust ERP and SOX frameworks.

"Keith's long and diverse expertise in technology, finance and public company experience will be accretive to Avidbank's mission going forward," stated Mark D. Mordell, Chairman and CEO. "We are pleased to have him join our board."

"I'm honored to join Avidbank's Board and look forward to working alongside the leadership team to support the Bank's growth and client success by ensuring they receive the high‑touch, personalized service and innovative strategies that set Avidbank apart," Mr. Jensen remarked.

About Avidbank

Avidbank Holdings, Inc. (NASDAQ:AVBH), headquartered in San Jose, California, offers innovative financial solutions and services. We specialize in commercial & industrial lending, venture lending, structured finance, asset-based lending, sponsor finance, fund finance, and real estate construction and commercial real estate lending. Avidbank provides a different approach to banking. We do what we say.

Contact:

Patrick Oakes
Executive Vice President and Chief Financial Officer
408-200-7390
IR@avidbank.com